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                                                                    EXHIBIT 99.1

NEWS RELEASE                                            MANOR CARE, INC.

                                                        10750 Columbia Pike
                                                        Silver Spring, MD  20901
                                                        (301) 681-9400

CONTACT: James A. MacCutcheon, Senior Vice President, CFO & Treasurer Leigh C. Comas, Vice President, Finance and Assistant Treasurer

FOR IMMEDIATE RELEASE

            MANOR CARE TO SEPARATE LODGING AND HEALTH CARE BUSINESSES

         Silver Spring, Maryland, March 7, 1996. Manor Care, Inc. (NYSE symbol
MNR), a national health care and international lodging firm, today announced its intention to proceed with a separation of its lodging business from its health care business via a spin-off of the lodging division. The Board of Directors voted to approve in principle the transaction subject to receipt of regulatory and other approvals and consents and satisfactory implementation of the arrangements for the separation. The company anticipates that the transaction will be completed in the next six to eight months. Manor Care also announced receipt of a ruling from the Internal Revenue Service that such a spin-off will be tax-free.

         The Board of Directors of the new lodging entity is expected to include Stewart Bainum, Jr., Chairman and CEO of Manor Care, Inc; Stewart Bainum, Vice Chairman of Manor Care, Inc; Jerry Robertson, retired Executive Vice President, 3M Life Sciences Sector and Corporate Services, and Manor Care, Inc. board member; Frederic Malek, Chairman, Thayer Capital Partners, and Manor Care, Inc. board member; Robert C. Hazard, Jr., Co-Chairman of the Board of Choice Hotels International, Inc. and Gerald W. Petitt, Co-Chairman of the Board of Choice Hotels International, Inc. The Company anticipates announcing a seventh Board member prior to the completion of the spin-off. The new lodging entity's Chairman and CEO will be Stewart Bainum, Jr. and its President and Chief Operating Officer will be Don Landry.

         Stewart Bainum, Jr., commented, "There are several key benefits to be realized through the separation of our lodging and health care businesses. First, we anticipate that the spin-off will increase capital-raising efficiency as both debt and equity investors will be better able to asses the different risk profiles and operating characteristics of both businesses. In addition, we believe that the separation will improve strategic freedom and focus at both entities. Finally, a focus of Manor Care in recent years has been to move corporate resources as close to the end customer as possible. This transaction is a logical last step in the Company's push towards decentralization."

         Manor Care's lodging division, totalling $342 million in revenues for the twelve months ended November 30, 1995, includes both franchising and ownership/management operations. Choice Hotels International, the Company's franchise lodging subsidiary, markets hotels in more that 30 countries under the brand names Quality, Comfort, Clarion, Sleep, Rodeway, Econo Lodge and MainStay Suites. It is the second largest hotel franchisor in the world with approximately 3,600 hotels open or under development, containing in excess of 310,000 guest rooms. The division's hotel ownership and management business consists of 77 lodging properties worldwide.

         Manor Care, through its health care segment, operates 197 health care facilities containing 26,152 beds in 28 states. Manor Care also owns 82% of Vitalink Pharmacy Services (NASDAQ symbol VTLK) and holds a controlling interest in In Home Health, Inc. (NASDAQ symbol IHHI).